UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549


                          SCHEDULE 13G


            Under the Securities Exchange Act of 1934
                    (Amendment No. ___)*

Dot Com Entertainment Group
      ______________________________________________________
                        (Name of Issuer)

		Common Stock
      ______________________________________________________
                 (Title of Class of Securities)

					25848Q105
               ____________________________________
                         (CUSIP Number)

				December 31, 2001
	-------------------------------------------------------
	(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	-x--		Rule 13d-1(b)
	----		Rule 13d-1(c)
	----		Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
CUSIP No. 25848Q105             13G         Page 2 of 13
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(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Special Situations Fund III, L.P. ("The Fund") F13-3737427
	MGP Advisers Limited Partnership* ("MGP") F13-3263120
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(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
	Instructions)
  (a) | |
  (b) |X|
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(3)  SEC USE ONLY
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(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
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 NUMBER OF     (5) SOLE VOTING POWER   See Marxe/Greenhouse
SHARES       ------------------------------------------------
-BENEFICIALLY   (6) SHARED VOTING POWER             None
 OWNED BY      -------------------------------------------------
   EACH        (7) SOLE DISPOSITIVE POWER  See Marxe/Greenhouse
REPORTING     -------------------------------------------------
PERSON WITH:   (8) SHARED DISPOSITIVE POWER        None
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(9)  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

      436,200
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(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.0
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(12) TYPE OF REPORTING PERSON (See Instructions)

     IV/IA
----------------------------------------------------------------

* AWM Investment Company, Inc., a Delaware corporation is the
General Partner of this entity.

CUSIP No. 25848Q105                13G         Page  3   of   13
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(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Special Situations Technology Fund, L.P.   F13-3937585
	("SST")
	SST Advisers L.L.C. ("SSTA") F13-3937583
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(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
	Instructions)
  (a) | |
  (b) |X|
----------------------------------------------------------------
(3)  SEC USE ONLY
----------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
----------------------------------------------------------------
 NUMBER OF     (5) SOLE VOTING POWER   See Marxe/Greenhouse
SHARES       ------------------------------------------------
-BENEFICIALLY   (6) SHARED VOTING POWER             None
 OWNED BY      -------------------------------------------------
   EACH        (7) SOLE DISPOSITIVE POWER  See Marxe/Greenhouse
REPORTING     -------------------------------------------------
PERSON WITH:   (8) SHARED DISPOSITIVE POWER        None
----------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

    55,500
----------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     .5
----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (See Instructions)

     IV/IA
----------------------------------------------------------------



CUSIP No. 25848Q105           13G             Page 4  of  13
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(1)  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Special Situations Cayman Fund, L.P. ("CAY") 98-0132442
     AWM Investment Company, Inc.  ("AWM") 11-3086452
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(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
	Instructions)

  (a) | |
  (b) |X|
----------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands, Delaware
----------------------------------------------------------------
 NUMBER OF     (5) SOLE VOTING POWER   See Marxe/Greenhouse
  SHARES       -------------------------------------------------
BENEFICIALLY   (6) SHARED VOTING POWER            None
 OWNED BY      -------------------------------------------------
   EACH        (7) SOLE DISPOSITIVE POWER  See Marxe/Greenhouse
 REPORTING     -------------------------------------------------
PERSON WITH:   (8) SHARED DISPOSITIVE POWER       None
----------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON
    62,800
----------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   .6
----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

     IV/IA
----------------------------------------------------------------



CUSIP No. 25848Q105          13G         Page  5  of  13 Pages
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(1)  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

     Austin W. Marxe
     David M. Greenhouse
----------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
	Instructions)

  (a) | |
  (b) |X|
----------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
----------------------------------------------------------------
 NUMBER OF     (5) SOLE VOTING POWER        554,500
  SHARES       -------------------------------------------------
BENEFICIALLY   (6) SHARED VOTING POWER           None
 OWNED BY      -------------------------------------------------
   EACH        (7) SOLE DISPOSITIVE POWER   554,500
 REPORTING     -------------------------------------------------
PERSON WITH:    (8) SHARED DISPOSITIVE POWER      None
----------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

	554,500
----------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	5.1
----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

     IN
----------------------------------------------------------------


 							     Page 6 of 13 Pages
Item 1.
(a)  Name of Issuer:  Dot Com Entertainment Group
(b)  Address of Issuer's Principal Executive Offices:
300 Pearl Street, Suite 200, Buffalo, NY  14202
Item 2.
(a)	Name of Person Filing:  This statement is filed on behalf
of (i) Special Situations Fund III, L.P., a Delaware limited partnership ("SSF III"); (ii) Special Situations Technology
Fund, L.P., a Delaware limited partnership ("SST") (iii) Special
Situations Cayman Fund, L.P., a Cayman Islands limited
partnership (the "Cayman Fund"); (iv) MGP Advisers Limited
Partnership, a Delaware limited partnership, ("MGP"); (v) SST
Advisers L.L.C., a Delaware limited liability company ("SSTA");
(vi) AWM Investment Company, Inc., a Delaware corporation
("AWM"); (vii)) Austin W. Marxe and (viii) David Greenhouse.
Each of the foregoing is hereinafter individually referred to as a "Reporting Person" and collectively as the "Reporting
Persons."
(b)  Address of Principal Business Office or, if none,
Residence:   The principal office and business address of the
Reporting Persons, other than the Cayman Fund, is 153 East 53
Street, New York, New York 10022.  The principal office and
business address of the Cayman Fund is c/o CIBC Bank and Trust
Company (Cayman) Limited, CIBC Bank Building, P.O. Box 694,
Grand Cayman, Cayman Islands, British West Indies.
(c) Citizenship:  SSF III, SST, and MGP are Delaware limited
Page 7 of 13 Pages
 partnerships.  SSTA is a Delaware limited liability company and
AWM is a Delaware corporation.  The Cayman Fund was formed under the laws of the Cayman Island.  Austin W. Marxe and David M.
Greenhouse are United States citizens.	The principal business
of SSF III, SST, and the Cayman Fund (individually, a "Fund"
and, collectively, the "Funds") is to invest in, sell, convey, transfer, exchange and otherwise trade in principally equity and equity related securities. The principal business of MGP is to act as general partner of and investment adviser to SSF III.
The principal business of SSTA is to act as the general partner
of and the investment adviser to SST.   The principal business
of AWM is to act as general partner of MGP and general partner of and investment adviser to the Cayman Fund.  MGP, SSTA, and
AWM are referred to herein, individually, as an "Adviser" and,
collectively, as the "Advisers."   The principal occupation of
Austin W. Marxe and David Greenhouse is to serve as officers, directors and members or principal shareholders of the Advisers.
2(d)		Title of Class of Securities: See cover sheets.
(e)		CUSIP Number:  See cover sheets.
Item 3.	If this statement is filed pursuant to $240.13d-1(b)
or 240.13d-2(b), check whether the person filing is a:
(a) ( )	Broker or Dealer registered under section 15 of the
Act;
(b) ( )	Bank as defined in section 3(a) (6) of the Act;
(c) ( )	Insurance Company as defined in section 3(a) (19) of
the Act;
								Page 8 of 13 Pages
(d) (x)	Investment Company registered under section 8 of the
Investment Company Act of 1940;
(e) (x)	An Investment Adviser in accordance with $240.13d
		-1(b)(I)(ii)(E);
(f) ( )	An employee benefit plan or endowment fund in
accordance with $240.13d-1(b)(I)(ii)(F);
(g) (x)	A parent holding company or control person in
accordance with $240.13d-1(b)(1)(ii)(G);
(h) ( ) 	A savings association as defined in Section 3(b) of
the Federal Deposit Insurance Act;
(i) ( )   A church plan that is excluded from the definition of
an investment company under section 3(c)(14) of the
Investment Company Act of 1940;
(j) ( )   Group, in accordance with $240.13d-1(b)(1)(ii)(J).
See Exhibit A attached hereto.
Item 4.	Ownership:
(a)  Amount Beneficially Owned:   554,500 shares of Common Stock
are beneficially owned by Austin W. Marxe and David
Greenhouse; of which 436,200 shares of common stock are owned by
SSF III, 55,500 shares of common stock are owned by SST, and
62,800 shares of common stock are owned by the Cayman Fund.
(b) Percent of Class:  5.1 percent of the Common Stock are
beneficially owned by Austin Marxe and David Greenhouse. 4.0 percent of the Common Stock are beneficially owned by SSF III,
 .5 percent are beneficially owned by SST, and .6 percent are owned by the Cayman Fund.
								Page 9 of 13 Pages
(c) 	Number of Shares as to which the person has Rights to
 Vote and/or Dispose of Securities:  SSF III, SST, CAY, MGP,
SSTA, and AWM have sole power to vote or to direct the vote and to dispose or to direct the disposition of all securities
reported hereby which are respectively beneficially owned by each Fund and its Adviser.  Austin Marxe and David Greenhouse
have shared power to vote or to direct the vote of and to
dispose or to direct the disposition of securities reported
hereby which are beneficially owned by Austin Marxe and David
Greenhouse by virtue of being Executive Officers of the
Investment Advisers.
Item 5. Ownership of Five Percent or Less of a Class:  If this statement is being filed to report the fact that as of
the date hereof the reporting person has ceased to be the
beneficial owner of more that five percent of the class of
securities, check the following     .
Item 6.Ownership of More than Five Percent on Behalf of Another
Person:  SSF III, SST, and CAY, as owners of the securities in question, have the right to receive any dividends from, or
proceeds from the sale of, such securities.
 Item 7. Identification and Classification of the Subsidiary
 Which Acquired the Security being Reported on By the Parent
Holding Company:  See Exhibit A attached hereto.
Item 8. Identification and Classification of Members of the
 Group:  Not applicable
Item 9. Notices of Dissolution of Group:  Not applicable.
								Page 10 of 13 Pages
Item 10.	Certification:
			By signing below I certify that, to the best of
my knowledge and belief, the securities referred to above
were acquired and are held in the ordinary course of
business and were not acquired and are not held for the
purpose of or with the effect of changing or influencing
the control of the issuer of the securities and were not
acquired and are not held in connection with or as a
participant in any transaction having that purpose or
effect.
















	 							Page 11 of 13 Pages

					SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2002


			SPECIAL SITUATIONS FUND III, L.P.


			By:/s/ Austin W. Marxe
			   Austin W. Marxe
			   Managing Director

			MGP ADVISERS LIMITED PARTERSHIP


			By:/s/ Austin W. Marxe
   Austin W. Marxe
			   President and Chief Executive Officer


			SPECIAL SITUATIONS TECHNOLOGY FUND, L.P.



			By:/s/ Austin W. Marxe
   Austin W. Marxe
			   President and Chief Executive Officer

			SST ADVISERS, L.L.C.


			By:/s/ Austin W. Marxe
        Austin W. Marxe
			   President and Chief Executive Officer



								Page 12 of 13 Pages


			SPECIAL SITUATIONS CAYMAN FUND, L.P.


			By: /s/ Austin W. Marxe
    Austin W. Marxe
			    Managing Director


			AWM INVESTMENT COMPANY, INC.


			By: /s/ Austin W. Marxe
    Austin W. Marxe
			    President and CEO



				/s/ Austin W. Marxe
				AUSTIN W. MARXE



				/s/David M Greenhouse
				DAVID M. GREENHOUSE



















						Page 13 of 13 Pages





EXHIBIT A


	This Exhibit explains the relationship between the Reporting Persons. MGP Advisers Limited Partnership (MGP), a Delaware limited partnership, is the general partner of the Special Situations Fund III, L.P., a Delaware Limited Partnership. AWM Investment Company, Inc., a Delaware corporation, is the general partner of MGP and the general partner of and investment adviser to the Cayman Fund. SST Advisers, L.L.C., a Delaware limited liability company, is the general partner of and investment adviser to the Special
Situations Technology Fund, L.P..   Austin W. Marxe and David M.
Greenhouse are the principal owners of MGP, SSTA, and AWM and are principally responsible for the selection, acquisition and disposition of the portfolios securities by the investment advisers on behalf of their Fund.